                                                                      EXHIBIT 12


                       ROCKWELL INTERNATIONAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      THREE MONTHS ENDED DECEMBER 31, 2000
                           (in millions, except ratio)

EARNINGS AVAILABLE FOR FIXED CHARGES:
   Income from continuing operations before income taxes.............  $   102
   Minority interest in losses of subsidiaries.......................       (1)
                                                                       -------
                                                                           101

   Add fixed charges included in earnings:
      Interest expense...............................................       18
      Interest element of rentals....................................       12
                                                                       -------
                                                                            30

   Total earnings available for fixed charges........................  $   131
                                                                       =======

FIXED CHARGES:
   Fixed charges included in earnings................................  $    30
   Capitalized interest..............................................        -
                                                                       -------
      Total fixed charges............................................  $    30
                                                                       =======

RATIO OF EARNINGS TO FIXED CHARGES (1)...............................     4.37
                                                                       =======


(1) In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings and losses of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.